Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2015 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--October 16, 2015--SBT Bancorp, Inc., (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc., today announced net income of $353,000 or $0.37 basic and diluted earnings per share for the quarter ended September 30, 2015, compared to a net income of $258,000 or $0.26 basic and diluted earnings per share, an increase of $0.11 diluted earnings per share compared to the prior year quarter. The increase in net income is mainly due to a $168,000 increase in mortgage banking activities, and a $121,000 increase in net interest and dividend income.

“The Bank showed strong growth as compared to September 30, 2014,” said Martin J. Geitz, President and Chief Executive Officer. “Commercial loan balances increased by $18.0 million or 21.3% since September 30, 2014. Performance of our mortgage unit continued to show improvement during the 2015 year.”

On October 15, 2015, SBT Bancorp, Inc. closed on the issuance of an unsecured subordinated term note in the aggregate principal amount of $7.5 million due October 1, 2025. The Company intends to use the net proceeds from the issuance to redeem a portion of the 9,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, that the Company issued to the United States Department of the Treasury as part of the Company’s participation in the Small Business Lending Fund program and to support the growth of the Company, including the Bank's expansion into the West Hartford, Connecticut market through the opening of a new branch office and the growth of the Bank’s loan portfolio, and for other general corporate purposes.

Key highlights for September 30, 2015 compared to September 30, 2014 included:

  Net loans grew $24.6 million or 8.8%.
  Commercial loan balances increased 21.3%.
  Total revenues for the quarter increased 10.4%.
  Residential mortgage banking activities income for the quarter increased 66%.
  Net interest margin of 2.97% for the quarter was 9 basis points higher compared to the prior year’s quarter.
  Total deposits decreased $1.3 million or 0.35%, driven by reductions in CDs ($5.1mm) and Money Market Accounts ($14.9mm), partially offset by increases in Checking Accounts ($15.4mm) and Savings Accounts ($3.3mm).
  Tangible book value per common share was $23.58 at September 30, 2015 compared to $21.98 per common share at September 30, 2014.
  The allowance for loan losses at September 30, 2015 was 0.94% of total loans.
  Return on average assets for the nine months ended September 30, 2015 was 0.34% compared to 0.15% for the nine months ended September 30, 2014.
  Return on equity for the nine months ended September 30, 2015 was 4.72% compared to 1.59% for the nine months ended September 30, 2014.

On September 30, 2015, loans outstanding were $307 million, an increase of $24.7 million, or 8.8% over a year ago. Commercial loans grew by $18.0 million or 21.3% and consumer loans grew by $1.5 million or 2.5%. Residential mortgage loans, including loans held for sale, increased by $4.6 million or 3.3% driven by an increase in jumbo mortgages which are being held in the portfolio.

The Company’s loan portfolio remains strong. The Company’s allowance for loan losses at September 30, 2015 was 0.94% of total loans. The Company had non-accrual loans totaling $4.0 million or 1.31% of total loans on September 30, 2015, compared to non-accrual loans totaling $1.9 million or 0.69% of total loans a year ago. The increase in non-accruals relates to placing a $1.1 million secured commercial borrowing in non-accrual status during the quarter. Total non-accrual and delinquent loans on September 30, 2015 was 1.50% of loans outstanding compared to 0.91% on September 30, 2014.

Total deposits on September 30, 2015 were $375 million, a decrease of $1.3 million or 0.35% over a year ago primarily due to a decrease in time deposits of $5.1 million and a $10.7 million decrease in savings and NOW deposits. These decreases were partially offset by an increase in demand deposits of $14.4 million. At quarter-end, 31% of total deposits were in non-interest bearing demand accounts, 53% were in low-cost savings, money market and NOW accounts and 16% were in time deposits.

For the third quarter 2015, total revenues, consisting of net interest and dividend income plus noninterest income, were $3.9 million compared to $3.5 million a year ago, an increase of $366,000 or 10.4%. Noninterest income increased by $245,000 or 36.2%, primarily due to an increase in mortgage banking activities of $168,000, partially offset by a reduction of deposit fee revenue of $21,000. For the nine months ended September 30, 2015, total revenues were $11.0 million compared to $10.3 million for the nine months ended September 30, 2014, an increase of $702,000 or 6.8%. Noninterest income increased by $473,000 or 26.2%, primarily due to an increase in mortgage banking activities of $458,000.

The Company’s year-to-date 2015 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.01% compared to 2.97% for the 2014 year-to-date period. The Company’s yield on earning assets increased 2 basis points to 3.22%, while the cost of funds decreased 4 basis points to 0.29% for the nine months ended September 30, 2015 compared to the same period of 2014. The Company’s taxable-equivalent net interest margin for the three months ended September 30, 2015 was 2.97% compared to 2.88% for the three months ended September 30, 2014.

Total noninterest expense for the third quarter 2015 was $3.4 million, an increase of $209,000 or 6.6% above the third quarter of 2014. The increase was primarily driven by an increase in salary and benefits expense of $215,000, partially offset by decreases in occupancy expenses of $23,000 and a decrease in advertising and promotions expenses of $68,000. For the nine months ended September 30, 2015, total noninterest expense was $9.6 million, a decrease of $233,000 or 2.4% compared to the nine months ended September 30, 2014. The decrease was primarily driven by a reduction in salary and benefits expense of $78,000, a reduction of advertising and promotion of $96,000 and a reduction in FDIC assessment of $51,000. These reductions were partially offset by an increase in professional fees of $71,000.

Capital levels for The Simsbury Bank & Trust Company on September 30, 2015 were above those required to meet the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules, which became effective January 1, 2015.

Capital Ratios (estimated)
September 30, 2015
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.31%	5.00%
Tier 1 Risk-Based Capital Ratio	11.11%	8.00%
Total Risk-Based Capital Ratio	12.19%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	11.11%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
September 30, 2015, December 31, 2014 and September 30, 2014

(Dollars in thousands, except for share and per share amounts)

	9/30/2015	12/31/2014	9/30/2014
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$7,313	$10,118	$8,535
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	5,919	9,696	13,599
Money market mutual funds	580	1	486
Federal funds sold	346	5	53
Cash and cash equivalents	14,158	19,820	22,673

Investments in available-for-sale securities (at fair value)	71,816	83,805	85,051
Federal Home Loan Bank stock, at cost	3,074	1,801	1,260

Loans held-for-sale	6,892	5,374	7,140

Loans outstanding	307,323	286,142	282,593
Less allowance for loan losses	2,897	2,761	2,761
Loans, net	304,426	283,381	279,832

Premises and equipment	1,390	1,460	1,517
Accrued interest receivable	1,045	1,095	1,020
Other real estate owned	-	105	130
Bank owned life insurance	7,338	7,184	7,130
Other assets	5,021	4,815	4,613
Total other assets	14,794	14,659	14,410

TOTAL ASSETS	$415,160	$408,840	$410,366

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$115,105	$117,261	$100,685
Savings and NOW deposits	201,170	177,158	211,843
Time deposits	58,531	61,646	63,612
Total deposits	374,806	356,065	376,140

Securities sold under agreements to repurchase	2,722	3,921	3,845
Federal Home Loan Bank advances	5,500	17,500	-
Other liabilities	1,717	1,882	1,591
Total liabilities	384,745	379,368	381,576

Stockholders' equity:
Preferred stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at September 30, 2015 and 2014
and December 31, 2014; liquidation value of $1,000 per share	8,997	8,988	8,985
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 908,660 shares and 908,246 shares, respectively, at 09/30/15 and 898,105 shares and 897,691 shares, respectively, at 12/31/14
and 901,625 shares and 901,211 shares, respectively, at 09/30/14	10,333	10,127	10,116
Retained earnings	11,135	10,549	10,345
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(254)	(207)	(235)
Accumulated other comprehensive income (loss)	211	22	(414)
Total stockholders' equity	30,415	29,472	28,790
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$415,160	$408,840	$410,366

SBT Bancorp, Inc. and Subsidiary
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for share and per share amounts)

	For the quarter ended		For the nine months ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014

Interest and dividend income:
Interest and fees on loans	$2,748	$2,590	$8,057	$7,733
Investment securities	393	438	1,235	1,373
Federal funds sold and overnight deposits	14	21	26	38
Total interest and dividend income	3,155	3,049	9,318	9,144

Interest expense:
Deposits	192	213	566	647
Repurchase agreements	1	1	3	3
Federal Home Loan Bank advances	8	2	35	9
Total interest expense	201	216	604	659

Net interest and dividend income	2,954	2,833	8,714	8,485

Provision for loan losses	65	25	145	55

Net interest and dividend income after
provision for loan losses	2,889	2,808	8,569	8,430

Noninterest income:
Service charges on deposit accounts	98	119	303	353
Gain (loss) on available-for-sale securities, net of writedowns	26	(1)	93	96
Other service charges and fees	208	173	561	560
Increase in cash surrender value
of life insurance policies	51	55	154	151
Mortgage banking activities	422	254	866	408
Investment services fees and commissions	48	43	159	172
Other income	68	33	141	64
Total noninterest income	921	676	2,277	1,804

Noninterest expense:
Salaries and employee benefits	1,779	1,564	5,062	5,140
Occupancy expense	340	363	1,046	1,030
Equipment expense	104	112	306	340
Advertising and promotions	109	177	365	461
Forms and supplies	48	45	125	139
Professional fees	196	167	448	377
Directors' fees	66	65	180	196
Correspondent charges	67	42	187	173
FDIC assessment	78	80	234	285
Data processing fees	198	170	531	490
Other expenses	397	388	1,132	1,218
Total noninterest expense	3,382	3,173	9,616	9,849

Income before income taxes	428	311	1,230	385
Income tax expense (benefit)	75	53	185	(66)

Net income	$353	$258	$1,045	$451

Less: Preferred stock dividend and accretion	$26	$25	$86	$76

Net income available to common stockholders	$327	$233	$959	$375

Average shares outstanding, basic	890,190	883,998	889,473	882,158
Earnings per common share, basic	$0.37	$0.26	$1.08	$0.42

Average shares outstanding, assuming dilution	894,380	888,335	892,004	886,694
Earnings per common share, assuming dilution	$0.37	$0.26	$1.08	$0.42

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
860-408-4679 (fax)
SVP & CFO
rsudol@simsburybank.com